                                                                       EXHIBIT 5

                                   AGREEMENT

     AGREEMENT dated as of August 25, 1995, by and Among UBS Partners Inc. ("Partners") and Charles J. Delaney ("Delaney").

     WHEREAS, Delaney is a director of Peoples Telephone Company, Inc. (the "Company") and has received options (the "Options") to purchase 10,000 shares of Company common stock under the 1993 non-Employee Director Stock Option Plan; and

     WHEREAS, Delaney wishes to transfer to Partners the economic interest in the Option in accordance with the terms hereof;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     In consideration of the sum of one dollar and other good and valuable consideration paid to Delaney, Delaney hereby (1) transfer to Partners any economic interest they may have in the Options, (2) agree to hold the Options for the benefit of Partners, and (3) agree to exercise their rights under the Options only for the benefit of and at the request of Partners.

     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES).

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.



                                         UBS Partners Inc.



                                         By:/S/ MICHAEL GREENE
                                            ----------------------


                                         By:/S/ JUSTIN MACCARONE
                                            --------------------


                                         /S/ CHARLES J. DELANEY
                                         ----------------------
                                         Charles  J. Delaney

                                                            Page 22 of 30 pages.